LEASE
FACE PAGE

LEASE DATE:	October 15, 2012
LANDLORD:	RDU Center III LLC, a North Carolina limited liability company
LANDLORD'S NOTICE ADDRESS:	610 East Morehead Street Suite 250 Charlotte, NC 28202 Attn: Gregg Sandreuter ALL PAYMENTS SHOULD BE MAILED TO: RDU Center III LLC c/o Beacon Partners 610 East Morehead Street Suite 260-AR Charlotte, NC 28202
TENANT:	Extreme Networks, Inc., a Delaware corporation
TENANT'S NOTICE ADDRESS:	2121 RDU Center Drive Suite 100 Morrisville, NC 27560 With a copy to: Extreme Networks 3585 Monroe Street Santa Clara, CA 95051 Attn: General Counsel
PROJECT:	That certain building known as RDU Center III (“Project”), with an address of 2121 RDU Center Drive, Morrisville, North Carolina 27560 and consisting of approximately 114,518 rentable square feet.
PREMISES:	Shall be deemed to be 56,218 rentable square feet (“SF”), located at 2121 RDU Center Drive, Suite 100 and Suite 400 and more particularly described in Exhibit “A” (“Premises”).
TERM:	A period of ninety-four (94) months, beginning on the Commencement Date and ending as set forth in Section 1.3 of this Lease.
ANNUAL BASE RENT:
Initially $20.90 per SF totaling $1,174,956.20, subject to increases as set forth in Exhibit C of this Lease. This Annual Base Rent amount excludes electricity used to service the Premises, which shall be separately metered by Landlord and which electricity cost shall be paid by Tenant. See Paragraph 11.

MONTHLY BASE RENT:	Initially $97,913.02, subject to increases as set forth in Exhibit C of this Lease.

SECURITY DEPOSIT:	N/A
PROPORTIONATE SHARE:	49.09%.
BASE EXPENSE STOP:	Operating Expenses incurred during the calendar year 2013 (“Base Expense Stop”)

LEASE
This Lease including the Face Page and all exhibits and attachments hereto (“Lease”) is made and entered into as of the date set forth on the Face Page, by and between RDU Center III LLC, a North Carolina limited liability company (hereinafter referred to as “Landlord”), and Extreme Networks, Inc., a Delaware corporation (hereinafter referred to as “Tenant”).
SECTION 1.
PREMISES, PROPORTIONATE SHARE AND TERM
1.1Premises. Landlord hereby demises and leases to Tenant, and Tenant hereby accepts and leases from Landlord the Premises (defined on the Face Page of this Lease) together with all rights, privileges, easements, appurtenances, and amenities belonging to or in any way pertaining to the Premises.
1.2Proportionate Share. Tenant's proportionate share (“Proportionate Share”) shall be equal to a fraction which has as its numerator the SF of the Premises and as its denominator the total SF of the Project. Tenant's Proportionate Share is shown on the Face Page of this Lease. Should the SF of the Project change at any time during the Term, as a result of a recalculation, reconfiguration or addition to the Project by Landlord, Landlord shall notify Tenant in writing of the new SF of the Project and Tenant's new Proportionate Share, which new Proportionate Share shall replace the Proportionate Share in effect at such time and shall be used for all relevant calculations under this Lease.
1.3Term. The term of this Lease (“Term”) shall begin on the Commencement Date (as hereinafter defined) and end at midnight on the day that is ninety-four (94) months thereafter, provided, however, that in the event the Commencement Date is a date other than the first day of a calendar month, the Term shall end at midnight on the last day of the calendar month which is ninety-four (94) months after the Commencement Date. For the purposes of this Lease any reference to “days” shall be deemed to refer to calendar days unless specifically noted as “business days”.
1.4Commencement Date. The commencement date (“Commencement Date”) of this Lease shall be the earlier to occur of (i) Substantial Completion of the Tenant Work and Tenant's completion of installation of fixtures, furniture, office equipment, cabling and other items necessary for Tenant to conduct its business or (ii) January 1, 2013.
1.5Possession. Landlord shall deliver the Premises to Tenant immediately following the execution and delivery of this Lease by both parties, so Tenant can commence the Tenant Work in accordance with Exhibit “B.” The Premises shall be delivered to Tenant in the condition described on Exhibit “B-1”. Landlord represents and warrants to Tenant that Landlord has not received a notice of violation from any governmental authority with respect to any law or regulation applicable to the Premises-and, to Landlord's actual knowledge without investigation, there are no such violations. Tenant acknowledges that no representations or warranties as to the condition or repair of the Premises have been made by Landlord, unless such are expressly set forth in this Lease.

Taking of possession of the Premises by Tenant shall be deemed conclusively to establish that Landlord has delivered the Premises in accordance with the provisions of Exhibit “B” and that the Premises are in good and satisfactory condition, as of such date of possession.
SECTION 2.
MONTHLY BASE RENT AND ADDITIONAL RENT
2.1Monthly Base Rent. Tenant agrees to pay to Landlord Monthly Base Rent (as defined on the Face Page of this Lease) for the Premises, in advance, without demand, deduction or set off, for the entire Term. Each installment of Monthly Base Rent shall be due and payable on or before the first day of each calendar month during the Term. The payment for any fractional calendar month at the commencement or end of the Term shall be prorated.
2.2Additional Rent. Any payments due Landlord hereunder with respect to Operating Expenses (as defined in Section 5 of this Lease), or any other payment or reimbursement other than Monthly Base Rent shall be defined as additional rent (“Additional Rent”). Payments of Additional Rent shall be due and payable within twenty (20) days of the date of Landlord's invoice to Tenant unless specified otherwise in Section 5 of this Lease.
2.3Payment Address. All Monthly Base Rent, Additional Rent and other payments required to be made by Tenant to Landlord hereunder shall be payable to Landlord at the address set forth on the Face Page of this Lease or at such other address as Landlord may specify from time to time by written notice. Tenant's obligation to pay Monthly Base Rent, Additional Rent and other amounts to Landlord under the terms of this Lease shall not be deemed satisfied until such payments have been actually received by Landlord. In the event that any check, draft or other instrument of payment given by Tenant is dishonored for any reason, Tenant agrees to pay to Landlord the sum of $50.00 on demand in addition to any Late Payment Charge that may be due.

SECTION 3.
LATE PAYMENT CHARGE AND SECURITY DEPOSIT
3.1Late Payment. In the event that any installment of Monthly Base Rent or Additional Rent or any other payment or reimbursement due hereunder is not received by Landlord within seven (7) days of the date when such payment or reimbursement is due, Tenant shall pay to Landlord on demand a late charge (“Late Payment Charge”) in an amount equal to five percent (5.0%) of such payment or reimbursement. The provision for such Late Payment Charge shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner. Notwithstanding the foregoing, Landlord agrees to waive the first such Late Payment Charge in any twelve (12) calendar month period, provided Landlord receives the Late Payment within five (5) business days after Landlord's written notice to Tenant that the Late Payment has not been received (the written notice of such Late Payment may include notice by email that is sent jointly to Accounts Payable at dzhang@extremenetworks.com and Allan Brenneis at albrenneis@extremenetworks.com for the purposes of this Section 3.1).
3.2Security Deposit. Intentionally Omitted.

SECTION 4.
SURRENDER OF PREMISES AND HOLDOVER
4.1Surrender of Premises. Upon the expiration or termination of this Lease or the termination of Tenant's right of possession of the Premises, Tenant shall surrender and vacate the Premises immediately and deliver possession thereof to Landlord in a clean, good and tenantable condition, ordinary wear and tear and damage by fire or other casualty or condemnation excepted. Without limiting the generality of the foregoing, Tenant's signage, including façade signage, shall be removed by Tenant and any damage caused thereby repaired by Tenant prior to possession of the Premises being delivered to Landlord. If the Premises are not surrendered in the condition required herein, Landlord may undertake all necessary cleaning, trash removal and repair work, including, without limitation, removal of Tenant's equipment (including telecommunications equipment and wiring) and fixtures, all at the expense of Tenant, which expense Tenant shall pay on demand by Landlord. Without limiting its remedies, Landlord may apply any Security Deposit of Tenant against the cost of such work. Upon any termination which occurs other than by reasons of Tenant's default, prior to such termination Tenant shall be entitled to remove from the Premises all unattached and movable trade fixtures and personal property of Tenant without credit or compensation from Landlord, provided Tenant immediately shall repair all damage resulting from such removal and shall restore the Premises to a good and tenantable condition. If Tenant shall fail to remove any unattached and movable trade fixtures and personal property which Tenant is entitled to remove prior to any termination, Landlord may remove the same without any liability to Tenant. Any fixtures and personal property not so removed upon the vacancy of the Premises by Tenant shall be conclusively presumed to have been abandoned by Tenant, and to the extent Landlord elects to accept the same, title to such property shall pass to Landlord without any payment or credit. Landlord may, at its option and at Tenant's expense, store and/or dispose of any such property remaining in the Premises.
4.2Holdover. Tenant will, at the termination of this Lease by lapse of time or otherwise, yield up immediate possession of the Premises to Landlord with all repairs and maintenance required herein to be performed by Tenant completed. If Tenant remains in possession after such termination without Landlord's written consent, such holdover shall not be deemed to be a renewal of this Lease but shall be deemed to create a month-to-month term which may be terminated by either party on the thirtieth (30th) day after written notice is delivered to the other party. In the event that any such holdover exists, all of the terms and provisions of this Lease shall be applicable during such holdover period, except that Tenant shall pay Landlord from time to time upon demand, as rent for the period of any holdover, an amount equal to one hundred fifty percent (150%) of the Monthly Base Rent and Operating Expenses in effect on the termination date (excluding, however, Monthly Base Rent attributable to the amortization of the Optional Allowance), computed on a daily basis for each day of the holdover period. Tenant agrees to indemnify, defend and hold Landlord harmless from any and all claims, loss or damage arising from Tenant's holdover.

SECTION 5.
TAXES, INSURANCE EXPENSE, AND OPERATING EXPENSES
5.1Operating Expenses Defined. The charges outlined in this Section 5, relating to the operation, maintenance and repair of the Project shall be referred to collectively as operating expenses (“Operating Expenses”). Operating Expenses shall include without limitation all taxes, assessments and governmental charges of any kind or nature whatsoever levied or assessed against the Project and any land, buildings or other improvements located on the property of which the Project is a part (“Property”), by any municipality, county, or other governmental authority (“Taxes”), the Insurance Expense (as such term is defined in Section 14.1 of this Lease) and any costs and expenses associated with the operation, maintenance, repair or replacement (including parts) of, without limitation: water and sewer services, electricity and natural gas, janitorial services, interior and exterior window washing, pest control, landscaping, irrigation and lawn maintenance, rubbish removal, sidewalks, curbs and gutters, parking lots and driveways, common area lighting, heating, air conditioning and ventilation systems, common signs for the Project, common area and exterior painting, security services, property management services (including administrative and operating costs but not to exceed four percent (4%) of the gross rents (including Monthly Base Rent and Operating Expenses or the equivalent) for the Project), snow and ice removal, fire alarm monitoring, miscellaneous maintenance and repair expenses, fees or dues paid to any property owner's association, any and all storm water related fees and charges and any other fees or charges levied against the Project by an agency or other authority having jurisdiction, an onsite management office not to exceed five hundred (500) square feet and a reasonable overhead charge for the administration of all such work to the extent included in the property management services that are capped in the parenthetical clause above.

5.2Payment of Operating Expenses and Base Expense Stop (as defined on the Face Page of this Lease). In any one calendar year during the Term, any part thereof or any renewal or extension thereof, (a) Landlord shall pay Operating Expenses for the Building up to a maximum amount equal to the Base Expense Stop (as adjusted in accordance with Section 5.7 below), and (b) Tenant shall pay to Landlord, in addition to Monthly Base Rent, Additional Rent equal to Tenant's Proportionate Share of all Operating Expenses in excess of the Base Expense Stop.
5.3Monthly Payments. Landlord shall reserve the right to require Tenant to pay monthly, as Additional Rent (due and payable in advance on the first day of each month), an amount which shall equal one-twelfth (1/12th) of Tenant's Proportionate Share of the excess Operating Expenses (as reasonably estimated by Landlord) for the current year.
5.4Annual Reconciliation. Within one hundred twenty (120) days after the completion of each calendar year during the Term, Landlord shall provide written notice to Tenant of the actual amount of Operating Expenses for such calendar year, and if applicable, the calculation of Tenant's Proportionate Share of such Operating Expenses in excess of the Base Expense Stop owed by Tenant (the “Statement”). In the event that Tenant's payments during such calendar year were less than Tenant's Proportionate Share of Operating Expenses in excess of the Base Expense Stop or in the event that Landlord did not elect to have Tenant make monthly payments of Additional Rent to Landlord, then Tenant shall pay to Landlord, within twenty (20) days receipt by Tenant of this written notice from Landlord, as Additional Rent an amount equal to Tenant's Proportionate Share of all Operating Expenses attributable to the Premises in excess of the Base Expense Stop, as determined on a square foot basis. In the event that the Statement shows that Tenant has paid more than the actual amount of Operating Expenses for such calendar year, then Landlord shall either apply such excess to the next payment of Operating Expenses by Tenant or promptly refund such excess amount to Tenant.
5.5Proration. If the first year and/or the final year of the Term do not coincide with the calendar year, all of Tenant's obligations hereunder to pay Tenant's Proportionate Share of Operating Expenses in excess of the Base Expense Stop for such year(s) shall be prorated.
5.6Final Year Adjustments. Prior to the expiration or earlier termination of this Lease, Landlord shall have the option to update its estimate of Operating Expenses for the calendar year of such expiration or termination, and Tenant shall pay to Landlord the amount, so estimated by Landlord, of Tenant's obligation hereunder for Tenant's Proportionate Share of Operating Expenses for the year in which the Lease expires or terminates. All such amounts shall be used and held by Landlord for payment of such obligations of Tenant hereunder, with Tenant being liable for any additional costs therefor upon demand by Landlord, or with any excess to be returned to Tenant after all such obligations have been determined and satisfied, as the case may be.
5.7Other Adjustments. If the Project is not ninety-five percent (95%) occupied during all or any portion of the year (including, but not limited to, the calendar year 2013 for purposes of the Base Expense Stop), Landlord shall make an appropriate adjustment in accordance with industry standards and generally accepted accounting principles, consistently applied, to the Operating Expenses for such year to determine what the Operating Expenses would have been for such year if the Project had been ninety-five percent (95%) occupied. Such adjustments shall be made by Landlord by increasing those costs included in the Operating Expenses which, according to industry practice but depending on the specific situation of the Project, vary based upon the level of occupancy of the Project (i.e., janitorial contract, electricity and management fee) and this adjusted amount shall be used as the Operating Expenses for all calculations hereunder.

SECTION 6.
USE AND COMPLIANCE
The Premises shall be used and occupied for office space and electronic laboratory space and for any other legally permitted use (provided that such other legally permitted use is not in violation of any exclusive use or non-compete clauses contained in any lease existing on the Commencement Date or later entered into with tenants of the Project in industries unrelated to Tenant's primary business at the time of the entering into of the exclusive use or non-compete clause or tenants of the office park in which the Project is located) only and for no other purpose without the prior written consent of Landlord. Outside storage, including without limitation, trucks and other vehicles, is prohibited without Landlord's prior written consent. Tenant covenants that it (i) shall comply with all governmental laws, ordinances and regulations (including specifically all zoning, access, and safety regulations) applicable to the operation of Tenant's business or use of the Premises, (ii) shall promptly comply with all governmental orders and directives for the correction, prevention and abatement of any violations and any nuisances in, upon or connected with the Premises and that are within the control of Tenant, all at Tenant's sole expense, (iii) shall not permit nor take any action, which would constitute a nuisance or would disturb or endanger any other tenants or occupants of the Project or unreasonably interfere with their use of their respective premises or the common areas of the Project and (iv) shall abide by and conform to the Rules and Regulations attached hereto as Exhibit “D” and such further reasonable rules and regulations as Landlord may from time to time make or adopt for the care of the Project or the comfort and welfare of the Project's occupants as long as such are enforced in a non-discriminatory manner.

SECTION 7.
HAZARDOUS SUBSTANCES
7.1Definitions. As used in this Section, “Hazardous Substance” means any pollutant, contaminant, toxic or hazardous substance, hazardous waste, dangerous substance, potentially dangerous substance, noxious substance, hazardous, ignitable, explosive, toxic or radioactive material, urea formaldehyde foam insulation, asbestos, PCBs, petroleum products or any other substances the removal of which is required, or the manufacture, production, generation, use, maintenance, disposal, treatment, storage, transfer, handling or ownership of which is restricted, prohibited, regulated or penalized, by any federal, state or local statute, law, regulation or other legal requirement now or at any time hereafter in effect, including but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act (U.S.C. 9601 et. seq.), the Hazardous Materials Transportation Act (49 U.S.C. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. 6901 et. seq.), the Federal Water Pollution Control Act (33 U.S.C. 1251 et seq.), the Clean Air Act (42 U.S.C. 7401 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. 2601 et seq.), and the Occupational Safety and Health Act (29 U.S.C. 651 et seq.), as these laws and legal requirements have been or are in the future amended or supplemented.
7.2Covenants. Tenant shall not use or permit others to use, the Premises or any other part of the Project for the production, generation, manufacture, treatment, transportation, storage or disposal of any Hazardous Substance, except for minor amounts thereof commonly used for office purposes (e.g., white-out, copier toner) and other substances used with the prior written consent of Landlord and both in compliance with any and all applicable legal requirements. Tenant covenants with Landlord that it will: (i) deliver promptly to Landlord true and complete copies of all notices received by Tenant from any governmental authority with respect to the generation, storage or use by Tenant of any Hazardous Substance (whether or not on or in the Premises); (ii) permit entry onto the Premises by Landlord or Landlord's representatives at any reasonable time and on at least twenty-four (24) hours prior notice (except in the case of an emergency, in which case notice may be given after the entry) to verify Tenant's compliance with the provisions of this Section 7 and to monitor Tenant's generation, storage or use of any Hazardous Substance, including, but not limited to the performance of testing required by Landlord, any governmental agency or lender to determine the status of any Hazardous Substance on or in the Premises; (iii) pay to Landlord as Additional Rent, all of Landlord's actual costs and expenses in connection with such entries, verification, monitoring and testing as well as the reporting therefor if it is determined that Tenant is in violation of its obligations under this Section 7.2; and (iv) complete fully, truthfully and promptly any questionnaires sent by Landlord with respect to Tenant's generation, storage or use of any Hazardous Substance.

7.3Indemnity. Tenant hereby indemnifies, defends and holds harmless Landlord from and against any and all liabilities, expenses (including, without limitation, court costs and reasonable attorney fees), demands, damages, costs, losses, clean-up costs, actions, causes of action, claims for relief, penalties, fines and charges incurred, assessed, resulting from or arising out of the presence of any Hazardous Substance on, in or under the Premises or the Property (and any off-site property when such Hazardous Substance emanated from the Premises) resulting from the activities, operations or occupancy of Tenant or any act or omission of Tenant or Tenant's employees, agents, visitors or invitees, regardless of whether Landlord shall have consented to, approved of or had notice of such act or omission or the presence of such Hazardous Substance. The provisions of this Section 7.3 shall survive the expiration or earlier termination of this Lease.

SECTION 8.
LANDLORD'S REPAIRS AND MAINTENANCE
Landlord shall repair and maintain in good order and condition, reasonable wear and tear excepted, the common areas, foundations, structural components and exterior walls of the Project, along with the elevators, the electrical, plumbing, mechanical, fire protection and heating, air conditioning and ventilation systems and any other repair, maintenance or replacement for the Project included in the definition of Operating Expenses in Section 5.1, provided, however that Tenant shall repair and pay for any damage caused by the negligence of Tenant or Tenant's employees, agents, visitors or invitees, or caused by Tenant's default hereunder. All costs associated with the repair and maintenance obligations of Landlord under this Section, including the replacement of Project standard fluorescent light tubes in the Premises shall be included in and constitute Operating Expenses.

SECTION 9.
TENANT'S REPAIRS AND MAINTENANCE
9.1Tenant's Responsibility. Tenant shall maintain the Premises in good repair and in a clean, attractive and first class condition. Except as provided in Section 8 of this Lease, Landlord shall have no maintenance obligations concerning the Premises and no obligations to make any repairs or replacements in, on or to the Premises, and Tenant shall assume the full and sole responsibility for the condition, operation, repair, replacement and maintenance of the Premises, including all improvements through the Term except as specifically set forth in Section 8.
9.2Litter and Damage. If Tenant is identified as being responsible for excessive litter or an unsightly mess outside of the Premises or for any damage to the common areas of the Project or the Property (such as an obstruction of a common sewer line, damage to concrete or asphalt paving, damage to the landscaping or grounds, etc.), then Tenant, as Landlord shall reasonably determine, shall pay as Additional Rent the entire cost to clean up such litter or mess and repair or replace such damage.

SECTION 10.
INSPECTION
10.1Entry. Landlord and Landlord's agents and representatives shall have the right to enter and inspect the Premises in the event of an emergency and at any reasonable time for janitorial services or otherwise on at least twenty-four (24) hours' notice (except in the case of emergency, in which case notice may be after the fact) for the purpose of inspecting same or to make any repairs as may be permitted or required to be made by Landlord under the terms of this Lease. During the period that is six (6) months prior to the end of the Term, Landlord and Landlord's agents and representatives shall have the right to enter the Premises during business hours with the prior approval of Tenant, which approval shall not be unreasonably withheld or delayed, for the sole purpose of showing the Premises and shall have the right to erect on or in front of the Premises, a suitable sign indicating the Premises are available.
10.2Inspection on Termination. Upon the expiration or earlier termination of this Lease, Tenant shall give written notice to Landlord prior to vacating the Premises and shall arrange to meet with Landlord for a joint inspection of the Premises prior to vacating for purposes of determining Tenant's responsibility for repairs and restorations.

SECTION 11.
SERVICES AND UTILITIES
11.1Services Provided. Landlord shall furnish the following services to the Project: (i) heating and air conditioning in the appropriate season during the hours noted in Section 11.2 below, (ii) janitorial and general cleaning services prior to each “Business Day” which is defined as Mondays, Tuesdays, Wednesdays, Thursdays and Fridays except for New Year's Day, Good Friday, Memorial Day, July 4th, Labor Day, Thanksgiving and Christmas, (iii) passenger elevator service to all floors of the Project, (iv) reasonable amounts of cold and hot running water to lavatories and toilets and (v) electricity for the purposes of common areas. Electricity that serves the Premises for items such as but not limited to lighting, heating and air conditioning, and general office equipment and power uses shall be separately metered and paid for by Tenant as Additional Rent.
11.2Heating and Air Conditioning. The hours of operation of the heating and air conditioning systems in the Project shall be as follows:
Business Days from 7:00 AM to 6:30 PM
Saturday from 8:00 AM to 1:00 PM
There shall be no service provided at other times or on other days

Should Tenant desire heating or air conditioning services for hours before or after the times noted above in this Section 11.2 or on Sundays or holidays, Tenant may request such services using Landlord's existing web-based hvac scheduling service. Landlord shall cooperate with Tenant to create a protocol with Landlord's property management office to make such after-hours hvac services available conveniently and promptly. In such event, Tenant shall pay on demand Landlord's actual cost with no Landlord mark-up for such after-hour use.
11.3Excess Services. To the extent Tenant's usage of any service or utility in the Premises or Project (other than electricity, which is separately metered) including without limitation natural gas, water/sewage or janitorial services, exceeds the normal amounts of such services generally used by tenants in the Project, Tenant shall pay as Additional Rent the cost for such excess as reasonably estimated by Landlord. Landlord reserves the right, in the event Landlord reasonably determines that Tenant's usage level of a utility is materially disproportionate compared with other tenants in the Project, then Landlord may (at Landlord's sole discretion) install a separate meter or submeter for such utility to the Premises and Tenant shall pay to Landlord monthly the amount that the cost for such utility exceeds the cost that would be payable on the amount of such utility used by the average tenant. Tenant shall pay as Additional Rent all charges for the installation of such meter or submeter.
Notwithstanding anything to the contrary contained herein, Landlord shall install a separate meter or submeter to measure the electricity used by the Premises. Tenant shall directly pay the cost of all such electricity to the applicable utility; or if the account is in Landlord's name, Tenant shall pay as Additional Rent all electricity charges for the Premises during the Term.
11.4Interruption of Services or Utilities. In no event shall Landlord be liable for any failure or interruption of any service or utility furnished by Landlord under this Lease, and no such failure or interruption shall entitle Tenant to terminate this Lease or abate any payment of Monthly Base Rent or Additional Rent hereunder. Notwithstanding the foregoing, if any essential service or utility is interrupted due to a negligent or willful act or omission of Landlord, Landlord shall use commercially reasonable efforts to restore such service or utility and should any interruption caused by the negligent or willful act or omission of Landlord last more than five (5) business days, then Tenant shall be entitled to a day for day abatement in Monthly Base Rent for each business day of interruption beginning on the first business day following the five (5)

business day period set forth above. To the extent Tenant shall be entitled to abatement of rent because of damage or destruction pursuant to Section 14 or a taking pursuant to Section 17, then the terms of this Section 11.4 shall not be applicable.

SECTION 12.
ALTERATIONS
12.1Alterations to Premises. Tenant shall not make any alterations, additions or improvements (“Alterations”) to the Premises without the prior written consent of Landlord which consent shall not be unreasonably withheld. All such Alterations must be made at Tenant's sole cost and expense by a contractor approved in writing by Landlord and in accordance with any and all applicable laws, ordinances, regulations and insurance policy provisions. Any Tenant request to make Alterations to the Premises shall be in writing accompanied with all construction drawings (and any additional materials reasonably requested by Landlord) and a review fee of $250.00. Tenant agrees to pay Landlord all reasonable professional and legal fees incurred by Landlord in connection with Landlord's review of Tenant's request, whether or not Landlord consents to Tenant's request. Upon completion of any such Alterations, Tenant will provide Landlord with a copy of the Certificate of Occupancy issued by the applicable governmental authority and final lien waivers and contractors' affidavits from all contractors and subcontractors providing work or materials to the Premises. Notwithstanding the foregoing, Tenant shall be allowed to make Alterations to the Premises without the prior consent of Landlord (but with at least ten (10) days' prior written notice to Landlord and otherwise in compliance with this Lease) if such alterations: (i) cost less than Fifty Thousand and no/100 Dollars ($50,000.00) in the aggregate; (ii) are not visible from the exterior of the Premises; and (iii) do not involve or affect any building system (including, without limitation, electrical, plumbing, or HVAC systems) or structure of the Project.
12.2Ownership of Alterations; Indemnity. All Alterations erected by Tenant shall be and remain the property of Tenant during the Term, and Tenant shall, unless Landlord otherwise elects in writing when consenting to such Alteration, become the property of Landlord as of the expiration or earlier termination of this Lease and shall be delivered up to the Landlord with the Premises. If Landlord notifies Tenant in writing when consenting to an Alteration that it must be removed at the end of the Term, then Tenant shall remove all such Alterations erected by Tenant and restore the Premises to its original condition, reasonable wear and tear excepted, by the expiration or earlier termination of this Lease. Notwithstanding the foregoing sentence, all shelves, bins, machinery (including telecommunications equipment and wiring) and trade fixtures installed by Tenant shall be removed by Tenant prior to the termination of this Lease unless Tenant notifies Landlord in writing that such items will remain in the Premises, and Landlord consents in writing, in which event all such items shall become the property of the Landlord. Upon any such removal, Tenant shall restore the Premises to its original condition, reasonable wear and tear excepted and shall repair any damage to the Premises and Project caused by such removal. Tenant agrees to indemnify, defend and hold Landlord, and its agents and employees forever harmless against all claims, liabilities and expenses (including reasonable attorney fees) of every kind, nature and description which may arise out of or in any way be connected with any of the work described in this Section 12. Notwithstanding anything to the contrary in this Section 12.2 or elsewhere in this Lease, Tenant shall not be required to remove any of the Initial Alterations (as defined in Section 3 of Exhibit B attached hereto), except as specifically provided in Section 11 of Exhibit C attached hereto.

SECTION 13.
SIGNS
Except as otherwise provided herein, Tenant shall not place or permit to be placed or maintained on any portion of the Project, including on any exterior door, wall or window of the Project or Premises or within the interior of the Premises if directly attached to or immediately in the vicinity of and on the same vertical plane as an exterior window or other transparent opening that allows visibility from the exterior of the

Premises, any signage or advertising matter of any kind, without the prior written consent of Landlord which may be arbitrarily withheld. The foregoing shall not apply to signs or material in the interior of the Premises and not directly attached to or immediately in the vicinity of and on the same vertical plane as an exterior window or other transparent opening that allows visibility from the exterior of the Premises so long as the same are consistent with Landlord's sign criteria. Landlord shall provide Tenant with a standard listing in the tenant directory located in the Project lobby at Landlord's cost and a Project standard decorative sign at the main entrance to the Premises (Tenant may install additional decorative signs that are consistent with the Project standard and Landlord's sign criteria). Additionally, Tenant shall be allowed to place a sign on the façade of the Project above the third (3rd) floor of the Project consistent with all applicable laws or regulations (as evidenced by all required permit approvals being obtained); Tenant shall have the exclusive right to such façade signage during the Term.

SECTION 14.
PROPERTY AND CASUALTY DAMAGE
14.1Insurance. Landlord agrees to maintain full replacement cost insurance covering the Project with a deductible in an amount reasonably deemed appropriate by Landlord, insuring against the perils of Fire, Lightning and Extended Coverage, Vandalism and Malicious Mischief, extended by Special Extended Coverage Endorsement to insure against all other Risks of Direct Physical Loss, casualty, liability and business income and such additional reasonable coverages as the Landlord may elect to further protect its interest in the Premises and the Project; such coverages and endorsements to be as defined, provided and limited in the standard bureau forms prescribed by the insurance regulatory authority for the state of North Carolina for use by insurance companies admitted in North Carolina for the writing of such insurance on risks located within North Carolina. Subject to the provisions of Sections 14.4, 14.5 and 14.6 below, such insurance shall be for the sole benefit of Landlord and under its sole control. Under no circumstances shall such insurance include nor shall Landlord have any responsibility to insure, repair, or replace Tenant's personal property, Tenant's fixtures or any Alterations or improvements made by Tenant to the Premises. Landlord (subject to the provisions of Section 5.1 of this Lease) agrees to pay before they become delinquent, the costs and or premiums for such policies of insurance (all of which costs or premiums shall collectively be defined as the “Insurance Expense”).
14.2Adjustments. If any increase in the insurance premiums to be provided by Landlord under Section 14.1 above is caused by Tenant's particular use of the Premises (as compared to general office use), then Tenant shall pay to Landlord as Additional Rent, on demand, the amount of such increase.
14.3Notice of Casualty. If the Project or Premises should be damaged or destroyed by any peril covered by the insurance to be provided by Landlord under Section 14.1 above, Tenant shall give immediate written notice thereof to Landlord.
14.4Substantial Damage. If the Premises should be totally destroyed by any peril covered by the insurance to be provided by Landlord under Section 14.1 above or if the Premises should be so damaged thereby that rebuilding or repairs cannot in Landlord's reasonable estimation be completed within one hundred eighty (180) days after the date upon which Landlord is notified by Tenant or otherwise becomes aware of such damage, this Lease shall terminate, and the Monthly Base Rent and Operating Expenses shall be abated during the unexpired portion of this Lease, effective upon the date of the occurrence of such damage.
14.5Minor Damage. If the Premises should be damaged by any peril covered by the insurance to be provided by Landlord under Section 14.1 above, but only to such extent that rebuilding or repairs can in Landlord's reasonable estimation be completed within one hundred eighty (180) days after the date upon which Landlord is notified by Tenant of such damage, this Lease shall not terminate, and, if there are sufficient insurance proceeds available to complete such rebuilding or repair, Landlord shall at its sole cost and expense thereupon proceed with reasonable diligence to rebuild and repair the Premises to substantially the condition in which the Premises existed prior to such damage, except that Landlord shall not be required to rebuild, repair or replace any part of Tenant's personal property, Tenant's fixtures or any Alterations or improvements made by Tenant to the Premises. If the Premises are untenantable in whole or in part following such damage, the Monthly Base Rent and Operating Expenses payable hereunder during the period in which they are untenantable shall be reduced to such extent as may be fair and reasonable under all of the circumstances. In the event that Landlord should fail to complete such repairs and rebuilding within one hundred eighty (180) days after the date upon which Landlord is notified by Tenant of such damage, Tenant may at its option terminate this Lease by delivering written notice of termination to Landlord as Tenant's exclusive remedy, whereupon all rights and obligations hereunder shall cease and terminate.
14.6Proceeds to Mortgagee. Notwithstanding anything herein to the contrary, in the event the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises or the Project requires that the insurance proceeds paid as a result of a loss covered under the insurance to be provided under the terms of Section 14.1 above be applied to such indebtedness, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) days after such requirement is made by any such holder, whereupon all rights and obligations hereunder shall cease and terminate.

SECTION 15.
LIABILITY
15.1Injury to Persons or Property. Landlord shall not be liable to Tenant or Tenant's employees, agents, patrons or visitors, or to any other person whomsoever, for any injury to person or damage to property on or about the Premises except to the extent such injury or damage results from the negligence or willful misconduct of Landlord or Landlord's employees or agents and Tenant hereby covenants and agrees that it will at all times indemnify, defend and hold safe and harmless the Premises, the Landlord, Landlord's employees, agents and lender(s) from any loss, liability, claim, suit, or expense, including without limitation attorney fees and damages, both real and alleged, arising out of or relating to any such damage or injury; except to the extent such injury to persons or damage to property is caused by the negligence or willful misconduct of Landlord or Landlord's employees, agents or lenders.
15.2Tenant Insurance. Tenant shall, at Tenant's sole expense, procure and maintain throughout the Term a policy or policies of (i) commercial general liability insurance, insuring against all claims, demands or actions arising out of or in connection with Tenant's liability assumed under this Lease, covering injury to persons (including death), and property damage (including loss of use thereof) in the amount of at least $2,000,000 per occurrence with an aggregate limit of at least $2,000,000.00, and (ii) all risk (special form) property insurance in an amount equal to the full replacement cost of all Alterations or improvements made by, for or on behalf of Tenant to the Premises, and all furniture, fixtures, equipment and other personal property of Tenant located in the Premises. All such policies procured by Tenant shall be issued by an insurance company authorized to transact business in North Carolina with a rating of not less than A: Class VIII by A.M. Best Company. Certified copies of such policies or valid certificates of insurance evidencing same, naming Landlord, the Project property manager and (at Landlord's sole discretion) Landlord's lender(s) as additional insureds, together with a receipt evidencing payment of premiums therefor, shall be delivered to Landlord prior to the Commencement Date of this Lease. Upon renewal of any such policies, certified copies of the renewal policies or valid certificates of insurance evidencing such renewal (bearing notations evidencing the payment of renewal premiums) shall be delivered to Landlord. Tenant shall further provide that not less than thirty (30) days written notice to Landlord before any such policy may be canceled or changed to reduce insurance provided thereby. If Tenant shall not comply with this covenant, Landlord may at its option, cause insurance as aforesaid to be issued, and in such event Tenant agrees to pay the premium for such insurance promptly upon Landlord's demand.

SECTION 16.
WAIVER OF SUBROGATION

16.1Landlord Waiver. Tenant shall not be responsible or liable to Landlord for any loss from any event, act or omission to the extent covered by insurance required to be obtained and maintained by Landlord in connection with the Project (whether or not such insurance is actually obtained or maintained) or otherwise covered by the proceeds of such other insurance as is obtained and maintained by Landlord. Landlord shall cause its policy or policies of insurance to contain effective waivers of subrogation for the benefit of Tenant.
16.2Tenant Waiver. Landlord and the Project property manager shall not be responsible or liable to Tenant for any loss, event, act or omission to the extent covered by insurance required to be obtained and maintained by Tenant with respect to the Premises and its use and occupancy thereof (whether or not such insurance is actually obtained or maintained) or otherwise covered by the proceeds of such other insurance as is obtained and maintained by Tenant. Tenant shall from time to time provide Landlord with effective waivers of subrogation by its insurers for the benefit of Landlord and the Project property manager in a form reasonably satisfactory to Landlord.
16.3Survival. The terms and provisions of this Section 16 shall supersede any provisions to the contrary contained in this Lease and shall survive the expiration or earlier termination of this Lease with respect to any occurrences before the effective date of such termination or expiration.

SECTION 17.
CONDEMNATION
17.1Complete Taking. If the whole or any part of the Premises should be taken for any public or quasi-public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof and the taking would prevent or materially interfere with the use of the Premises for the purpose for which it is being used, this Lease shall terminate, and the Monthly Base Rent and Operating Expenses payable hereunder shall be abated during the unexpired portion of the Term, effective when the physical taking of the Premises shall occur.
17.2Partial Taking. If part of the Premises shall be taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, and this Lease is not terminated as provided in Section 17.1 above, this Lease shall not terminate, but the Monthly Base Rent and Operating Expenses payable hereunder during the unexpired portion of the Term shall be reduced to such extent as may be fair and reasonable under all of the circumstances.
17.3Proceeds. In the event of any such taking or private purchase in lieu thereof, Landlord shall be entitled to the proceeds arising out of any such acquisition of the Premises, or portion thereof, under the power of eminent domain; provided, however, that nothing herein contained shall be construed so as to prevent Tenant from making a claim for a separate award for any relocation expense, or for such losses as it may sustain in connection with any items belonging to Tenant and not a part of the Premises, but Tenant shall in no event be entitled to compensation for the loss of its leasehold interest in the Premises.

SECTION 18.
EVENTS OF DEFAULT
The following events shall be deemed to be events of default by Tenant under this Lease:
18.1Tenant shall fail to pay any installment of Monthly Base Rent or Additional Rent herein reserved when due, or any other reimbursement, Late Payment Charge or payment to Landlord required herein when due, and such failure shall continue for a period of seven (7) days from the date such payment was due; provided however, before placing Tenant in default, Landlord agrees to give Tenant written notice (which written notice may be made by facsimile for the purposes of this Section 18.1) of any such failure to make a required monetary payment (a “Required Payment”) when due two (2) times in any twelve (12) month period. Upon receipt of said notice, Tenant shall deliver via bona fide overnight carrier the Required Payment to Landlord within three (3) business days. Notwithstanding the foregoing, if Tenant shall fail to:

(i) deliver the Required Payment in three (3) business days, or (ii) pay any Monthly Base Rent, Additional Rent or other sum of money payable under this Lease after the same is due hereunder and any applicable grace period has expired a third (3rd) time in any twelve (12) month period, then notwithstanding the fact that such previous failures to make a Required Payment may have been cured by Tenant, any further failure to make a Required Payment after the same is due and any applicable grace period has expired shall be deemed an event of default without notice or the further ability for cure.
18.2Tenant shall abandon the Premises.
18.3Tenant shall fail to comply with any term, provision or covenant of this Lease (other than as provided in this Section 18), and shall not cure such failure within twenty (20) days after written notice thereof to Tenant, provided further that if the nature of such default is such that the same cannot reasonably be cured within a twenty (20) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default as soon as possible.
18.4Intentionally Omitted.
18.5Tenant shall become insolvent or shall make a transfer in fraud of creditors or shall make an assignment for the benefit of creditors.
18.6Tenant shall file a petition or have an involuntary petition filed against it, under any section or chapter of the United States Bankruptcy Code, as amended or under any similar law or statute of the United States or any State thereof and such petition is not dismissed within sixty (60) days of its filing; or Tenant shall be adjudged bankrupt or insolvent in proceedings filed against Tenant thereunder.
18.7A receiver or trustee shall be appointed for all or substantially all of the assets of Tenant.

SECTION 19.
REMEDIES
Upon the occurrence of any of such events of default described in Section 18 of this Lease, Landlord shall have the option to pursue any one or more of the following remedies without any notice or demand whatsoever:
19.1Termination of Lease. Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in Monthly Base Rent or Additional Rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying such Premises or any part thereof, without being liable for prosecution or any claim of damages therefor; and Tenant agrees to pay to Landlord on demand the amount of all loss and damage which Landlord may suffer by reason of such termination, whether resulting from Landlord's inability to relet the Premises on satisfactory terms, any costs incurred to upfit, modify, repair and/or relet the Premises, or otherwise.
19.2Termination of Possession. Without terminating the Lease or releasing Tenant in whole or in part, from any obligation, including without limitation, Tenant's obligation to pay Monthly Base Rent and Additional Rent, Landlord may terminate Tenant's right to possession by entering upon and taking possession of the Premises and expelling or removing Tenant and any other person(s) who may be occupying such Premises or any part thereof, without being liable for prosecution or any claim for damages therefor. Landlord may relet the Premises and receive the rent therefor; and Tenant agrees to pay to Landlord on demand any deficiency that may arise by any reason of such reletting, together with all costs incurred by Landlord to upfit, modify or repair the Premises for reletting. In the event Landlord is successful in reletting the Premises at a rent in excess of that agreed to be paid by Tenant pursuant to the terms of this Lease, Landlord and Tenant each mutually agree that Tenant shall not be entitled, under any circumstances, to such excess rent, and Tenant does hereby specifically waive any claim to such excess rent.
19.3Performance of Tenant's Obligations. Enter upon the Premises without being liable for prosecution or any claim for damages therefor, and do whatever Tenant is obligated to do under the terms of this Lease; and Tenant agrees to reimburse Landlord, on demand, for any expenses which Landlord may incur in this effecting compliance with Tenant's obligations under this Lease, and Tenant further agrees that Landlord shall not be liable for any damages resulting to Tenant from such action, whether caused by the negligence of Landlord or otherwise.
19.4Miscellaneous Provisions. Pursuit of any remedies defined in this Lease shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by law, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any payment due to Landlord hereunder or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions and covenants herein contained. No act or thing done by the Landlord or its agents during the Term shall be deemed an acceptance of the surrender of the Premises, and no agreement to terminate this Lease or accept a surrender of the Premises shall be valid unless in writing signed by Landlord. No waiver by Landlord of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions and covenants herein contained. Landlord's acceptance of the payment of Monthly Base Rent, Additional Rent or other payments hereunder after the occurrence of any event of default shall not be construed as a waiver of such default, unless Landlord so notifies Tenant in writing. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default or of Landlord's right to enforce any such remedies with respect to such default or any subsequent default. Tenant agrees that in the event Landlord must bring an action to enforce any provision of this Lease or otherwise engages legal counsel to assist with the enforcement of any provision of this Lease or the collection of any amounts due hereunder, Tenant shall pay all costs associated with any such action or effort to enforce, including, without limitation, reasonable attorney fees. Landlord acknowledges that it shall comply with a commercially reasonable duty to mitigate damages that would otherwise arise in the event of a Tenant default; provided, however, that in no event shall Landlord be required to place the reletting of the Premises higher in priority than the leasing of the remainder of Landlord's portfolio of available space in the Project and shall retain the right at all times to reject potential tenants whose financial status or anticipated use of the Premises are not approved by Landlord in its sole discretion.

SECTION 20.
LIENS AND OTHER TAXES
Tenant shall have no authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon the Premises or the Project, or in any manner to bind the interests of Landlord in the Premises or the Project or to charge the rents payable hereunder for any claim in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs, and each such claim shall affect and each such lien shall attach to, if at all, only the leasehold interest granted to Tenant by this instrument. Tenant covenants and agrees that it will pay or cause to be paid all sums due and payable by it on account of any labor performed or materials furnished in connection with any work performed on the Premises on which any lien is or can be validly and legally asserted against its leasehold interest in the Premises or the improvements thereon and that it will save and hold Landlord harmless from any and all loss, cost or expense based on or arising out of asserted claims or liens against the leasehold estate or against the right, title and interest of the Landlord in the Premises or under the terms of this Lease. Tenant agrees to give Landlord immediate written notice if any lien or encumbrance is placed on the Premises.

SECTION 21.
ASSIGNMENT AND SUBLETTING
21.1Landlord's Consent. Tenant shall not, voluntarily, by operation of law, or otherwise, assign, transfer, mortgage, pledge or encumber this Lease, or sublease the Premises or any part thereof (collectively, a “Transfer”), or allow any person other than Tenant, its employees, agents, patrons and invitees to occupy or use the Premises or any portion thereof, without the express written consent of Landlord, such consent not to be unreasonably withheld, and any attempt to do any of the foregoing without such written consent shall be null and void and shall constitute an event of default under this Lease. Landlord's consent to any Transfer hereunder does not constitute a waiver of its right to consent to any further Transfer. Notwithstanding the foregoing, provided that the use of the Premises does not change from that described in Section 6 of this Lease, Tenant shall have the right to assign this Lease, or to sublet all or any portion of the Premises to: (i) any entity with which Tenant is merged or consolidated or (ii) to any party that purchases all or substantially all of Tenant's assets (collectively, a “Permitted Transfer”), provided that Tenant shall provide Landlord with proper documentation of such assignment within ten (10) days of said assignment.
21.2Consent Process. If Tenant desires to make a Transfer, Tenant shall give Landlord written notice of such desire at least thirty (30) days in advance of the date on which Tenant desires to make such Transfer, together with a non-refundable fee of Five Hundred Dollars ($500.00) (the “Transfer Fee”). Landlord shall then have a period of fifteen (15) days following receipt of such notice within which to notify Tenant in writing that Landlord elects (a) to permit the Transfer or (b) to refuse to consent to the Transfer and to continue this Lease in full force and effect as to the entire Premises. If Landlord shall fail to notify Tenant in writing of such election within the fifteen (15) day period, Landlord shall be deemed to have elected option (b) above.
21.3Tenant Liability. Except for a Permitted Transfer, Tenant agrees to use assignment or sublease forms reasonably acceptable to Landlord and to pay Landlord's actual attorney fees associated with Landlord's review and documentation of any requested assignment or sublease hereunder regardless of whether Landlord consents to any such assignment or sublease. No assignment or sublease by Tenant shall relieve Tenant of any obligations under this Lease unless Landlord consents to such release in connection with an approved assignment or if the assignment is a Permitted Transfer, and Tenant shall remain primarily liable for the payment of all amounts due and for the performance of all obligations of Tenant under this Lease. Any transfer of this Lease by merger, consolidation or liquidation or any change in a majority of the voting rights or other controlling rights or interests of Tenant shall be deemed an assignment for the purposes of this Lease.

SECTION 22.
SALE, ASSIGNMENT OR TRANSFER OF LANDLORD'S INTEREST
Landlord may freely sell, assign and transfer its rights under this Lease or its interest in the Project and/or Premises. In the event of the sale, assignment or transfer by Landlord of its interest in the Project and/or Premises or of its rights in this Lease (other than a collateral assignment to secure debt) to an assignee or successor in interest who shall expressly assume the obligations of Landlord hereunder, said purchaser or assignee shall become the Landlord under this Lease and Landlord shall be released from all of its covenants, liabilities and obligations under this Lease, except such obligations which have accrued prior to any such sale, assignment or transfer, and Tenant agrees to look solely to such assignee or successor in interest of Landlord for performance of such obligations.

SECTION 23.
QUIET ENJOYMENT
Landlord represents and warrants that it has full right and authority to enter into this Lease and that Tenant, upon paying the Monthly Base Rent, Additional Rent and other payments herein set forth and performing its other covenants and agreements herein set forth, shall peaceably and quietly have, hold and enjoy the Premises for the Term without hindrance or molestation from Landlord or anyone claiming through, under or acting on behalf of Landlord, subject to the terms and provisions of this Lease.

SECTION 24.

LANDLORD'S RIGHT TO RELOCATE TENANT
Intentionally Omitted.

SECTION 25.
LIMITATION OF LANDLORD'S LIABILITY
Tenant agrees that it will look solely to the estate of Landlord in the land and buildings comprising the Project and the rent, issues and profits arising therefrom for the collection of any judgment (or any other judicial process requiring the payment of money by Landlord) in the event of any default or breach by Landlord of any terms or provisions of this Lease. No other property or assets of Landlord shall be subject to levy, execution or other procedures for the satisfaction of Tenant's remedies.

SECTION 26.
SUBORDINATIONS AND ESTOPPELS
26.1Subordination and Attornment. Tenant accepts this Lease subject and subordinate to any mortgages and/or deeds of trust now or at any time hereafter constituting a lien or charge upon the Premises or the improvements situated thereon, provided, however, that if the mortgagee, trustee, or holder of any such mortgage or deed of trust elects to have Tenant's interest in this Lease superior to any such instrument, then by notice to Tenant from such mortgagee, trustee or holder, this Lease shall be deemed superior to such lien, whether this Lease was executed before or after said mortgage or deed of trust. Notwithstanding the foregoing, Tenant's agreement to subordinate its interest under this Lease to a lien or ground lease not in existence as of the date of this Lease shall be conditioned upon the holder of such lien, or a ground lessor, as applicable, confirming in writing on such party's standard form (with such modifications as agreed to by such party) that Tenant's leasehold interest hereunder shall not be disturbed so long as no default by Tenant exists under this Lease. In the event of the foreclosure of any such mortgage by voluntary agreement or otherwise, or the commencement of any judicial action seeking such foreclosure, Tenant, at the request of the then Landlord, shall attorn to and recognize such mortgagee or purchaser in foreclosure as Tenant's Landlord under this Lease. Upon the request of Landlord, Tenant agrees to execute any instruments, releases, subordinations or other documents that may be required by any mortgagee for the purpose of subjecting and subordinating this Lease to the lien of any such mortgage in such mortgagee's standard form (with such modifications as agreed to by such mortgagee). Tenant also agrees to execute a commercially reasonable subordination, non-disturbance and attornment agreement with Landlord's lender(s) if requested by Landlord; Landlord shall request and take commercially reasonable efforts to obtain such subordination, non-disturbance and attornment agreement from Landlord's current mortgagee within thirty (30) days following the execution of this Lease and from any future mortgagee in connection with the subordination described above.
26.2Estoppel Certificate. Tenant agrees that within thirty (30) days after request of Landlord, it will deliver to Landlord or Landlord's designee, an estoppel certificate stating that the date to which rent has been paid, the unexpired Term and such other matters pertaining to this Lease as may be reasonably requested by Landlord and truthful.

SECTION 27.
MISCELLANEOUS PROVISIONS
27.1Notices. Any notice or document required or permitted to be delivered hereunder shall be deemed to be delivered (i) if and when personally delivered or (ii) on the day (not including Saturdays, Sundays, or federal holidays) after such notice is deposited with Federal Express or a comparable bona fide overnight courier, for delivery on the next business day with all postage and/or charges paid by sender, addressed to the parties hereto at the respective addresses set out on the Face Page of this Lease, or at such other address as the parties may specify by written notice delivered in accordance herewith.

ALL PAYMENTS SHALL BE DELIVERED TO THE ADDRESS SET FORTH IN THE FACE PAGE OF THIS LEASE.
27.2Processing and Review Fees.    In the event Tenant requests Landlord to process, review and/or execute any third party documents, including, but not limited to, lien waivers, telecommunication access agreements, or other service provider agreements, then Tenant shall submit such documentation to Landlord with the payment of an administrative fee of Two Hundred Fifty Dollars ($250.00). Tenant agrees to pay as Additional Rent all reasonable legal costs and professional costs incurred by Landlord in connection with Landlord's review of such documents. Landlord agrees to waive this fee one (1) time in any twelve (12) month period.
27.3Survival. All obligations of Tenant hereunder not fully performed as of the expiration or earlier termination of this Lease shall survive the expiration or earlier termination hereof, including without limitation all obligations with respect to Additional Rent payments and any other payments due Landlord hereunder and all obligations concerning the condition of the Premises.
27.4Captions. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.
27.5Enforceability. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws effective during the Term, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby.
27.6Authority. Each party agrees to furnish to the other, promptly upon demand, a resolution, proof of due authorization by partners, or other appropriate documentation evidencing the due authorization of such party to enter into this Lease.
27.7Lease Amendment. Any amendment or agreement of this Lease shall be ineffective to change, waive, amend, modify, supplement, discharge or terminate this Lease in whole or in part unless such amendment or agreement is in writing and signed by Landlord and Tenant.
27.8Time is of the Essence. Time is of the essence with regard to all of the terms, covenants and conditions of this Lease.
27.9Governing Law. This Lease and the rights of parties hereunder shall be construed and enforced in accordance with the laws and judicial decisions of the State of North Carolina.
27.10Tenant Financials. Upon written request by Landlord, but in no event more often than once per calendar year, Tenant shall provide to Landlord annual financial statements. Such financial statements shall include at a minimum, a balance sheet, an income statement, a statement of cash flows and any necessary notes concerning both the current year-to-date operating results and comparative operating results for the previous two (2) years. Tenant shall certify that said financials are materially correct and accurate. For so long as Tenant is a corporation the stock of which is listed on a national securities exchange (as this term is used in the Securities Exchange Act of 1934, as amended) or is publicly traded on the over-the-counter market and prices therefor are published daily on business days in a recognized financial journal and is required file forms 10K and 10Q (a “Public Company”), Tenant's obligations under this Section 26.9 may be satisfied by the financial information that is disclosed in the publicly available 10K and 10Q reports.
27.11Entire Agreement. This Lease, including the Face Page and all exhibits and attachments hereto contains the entire agreement between Landlord and Tenant concerning the Premises, and there are no other agreements, either oral or written, regarding the lease of the Premises by Tenant (any prior agreements being merged into this Lease). Neither Landlord nor any agent of Landlord has made any representations, warranties or promises with respect to the Premises, the Project or the existence or use of any amenities or facilities, except as expressly set forth in this Lease.
27.12Brokers. Tenant represents that, except for CB Richard Ellis, as Tenant's broker, and Cushman & Wakefield|Thalhimer, as Landlord's broker, Tenant has not dealt with any real estate broker, salesperson, or finder in connection with this Lease, and no such person initiated or participated in the negotiation of this Lease or showed the Premises to Tenant. Tenant agrees to indemnify, defend and hold harmless Landlord from and against any and all liabilities, claims, commissions, fees and other costs (including without limitation reasonable attorney fees) arising out of a breach of the foregoing representation. Landlord shall only be responsible for the payment of commissions to the brokers, if any, specified in this Section 27.12, if Landlord has entered into a separate written agreement with such brokers, and then only as provided in such agreement.
27.13Successors and Assigns. The terms, provisions and covenants and conditions contained in this Lease shall apply to, inure to the benefit of, and be binding upon the Landlord and Tenant and upon their respective heirs, legal representatives, successors and permitted assigns, except as otherwise expressly provided in this Lease.
27.14Incorporation of Face Page and Exhibits. The Face Page, the Premises set forth in Exhibit “A”, the Improvements set forth in Exhibit “B”, the Special Provisions set forth in Exhibit “C”, and the Rules and Regulations set forth in Exhibit “D” attached hereto are incorporated herein by reference.
27.15Force Majeure. Except as otherwise expressly provided in this Lease, neither party shall be liable for any delay or failure of performance under this Lease resulting from inclement weather of unusual severity or duration, strikes or labor disputes, war, terrorist acts, riots or civil disturbances, government regulations, acts of civil or military authorities, or acts of God (each, a “Force Majeure”), provided the party whose performance has been delayed under this Lease promptly takes all steps necessary to resume full performance. If any such Force Majeure shall cause a party's performance hereunder to be delayed or prevented, such party shall notify the other party in writing specifying such Force Majeure and an estimate of when such party shall resume full performance. Notwithstanding any other provision of this Section 27.15, in no event shall Tenant's obligation to pay Monthly Base Rent, Additional Rent or any other payments due hereunder in a timely manner be delayed or excused as a result of Force Majeure, and such obligation shall remain absolute and unconditional.

THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, each party hereto has executed this Lease under seal, acknowledging and signifying its authority to enter into this Lease, by its duly authorized officer, manager, or representative, in two or more counterparts on the day and year first written above.

LANDLORD:	RDU Center III LLC, a North Carolina Limited Liability company
By:    HM RDU III LLC, a North Carolina Limited Liability Company, Manager

By:    /s/ Gregg E. Sandreuter
Gregg E. Sandreuter, Manager

TENANT:    Extreme Networks, Inc., a Delaware corporation

By:    /s/ John Kurtzweil

Its:    Sr. Vice President and Chief Financial Officer

EXHIBIT A
PREMISES
The Premises (deemed to be 56,218 SF) located at 2121 RDU Center Drive, Suite 100 and Suite 400 as indicated by the area marked below.

EXHIBIT B
IMPROVEMENTS
This Work Letter is attached to and made a part of that certain Lease dated as of October ___, 2012 (the “Lease”) between RDU CENTER III, LLC (“Landlord”) and Extreme Networks, Inc. (“Tenant”).

1.
Tenant Upfit. Tenant has requested and Landlord has agreed that Tenant may perform certain upfit of the Premises (the “Tenant Work”) to prepare the Premises for occupancy by Tenant as described in the Design Documents (as defined herein) which shall be prepared at the cost of Tenant and subject to the review, comment, and reasonable approval by Landlord. With respect to Tenant's proposed improvements in the Premises, Tenant shall employ a designer reasonably approved by Landlord (the “Designer”) to prepare (i) dimensional architectural floor plans, (ii) reflected ceiling plans, (iii) voice and data telecommunications plans, (iv) electrical plans (showing outlets, switches and lighting), (v) finish schedule, and (vi) door and hardware schedule (collectively, the “Design Documents”). Landlord hereby approves of RMW/BHDP to be Designer if Tenant elects to hire such company. The Design Documents shall be prepared in adequate detail to permit bidding of the construction of the proposed improvements and preparation of complete, final Design Documents. Landlord shall respond to any request for its review, comment and reasonable approval of the Design Documents within five (5) business days of such request. All materials and finishes used for the Tenant Work shall be as reasonably approved by Landlord. Once completed, the Designer will deliver three (3) printed copies of the Design Documents to Landlord and to the general contractor performing the Tenant Work. Within five (5) business days after the delivery of the Design Documents, Landlord shall provide its comments, if any, on the Design Documents. Once approved, the Design Documents may not be modified by Tenant or Landlord without the prior written reasonable consent of the other party.

2.
Contracts/Budget. Tenant shall have the option to hire a general contractor of its selection (as reasonably approved by Landlord) (the “Tenant General Contractor”) for the upfit of the Premises. If Tenant chooses the Tenant General Contractor for the Tenant Work, Landlord shall have the right to review, comment and reasonably approve the agreement between Tenant and the Tenant General Contractor and Landlord shall have the right to input, and reasonable approval of all bidding with respect to the Tenant Work. Without limiting the foregoing, Tenant shall use Landlord's designated base building HVAC subcontractor for all HVAC work. If Tenant elects to hire the Tenant General Contractor, Landlord shall have the right to reasonably approve same. Once Tenant selects a general contractor, Tenant shall request that the general contractor selected prepare and submit a reasonably detailed budget for the Tenant Work within five (5) business days after the Design Documents are delivered.

3.
    Tenant Work and Allowance. Any and all costs and expenses incurred by Tenant for the Tenant Work, including but not limited to, the Design Documents, fees of the general contractor, materials, permitting costs, engineering fees, and any miscellaneous fees and costs for the completion by Tenant of the Tenant Work shall be borne by Tenant. On the Lease Date, Landlord shall deliver the Premises to Tenant in its 'as-is' warm shell condition, which is described on Exhibit B-1 with no other improvements whatsoever to be constructed by Landlord. Landlord shall provide to Tenant a construction allowance equal to Thirty-Four and no/100 Dollars ($34.00) per SF totaling One Million Nine Hundred Eleven Thousand Four Hundred Twelve and no/100 Dollars ($1,911,412.00) plus any additional allowance provided in lieu of materials for the items set forth in Section E.2 and E.3 of Exhibit B-1 to be used for replacements of those items (collectively, the “Construction Allowance”). The Construction Allowance shall be used for the Tenant Work in accordance with the Lease and this Exhibit. Landlord shall remit the Construction Allowance to Tenant not more frequently than once a month, within thirty (30) days after the satisfactory completion of the following, as reasonably determined by Landlord: 1) substantial completion of the initial alterations made pursuant to this Exhibit (the “Initial Alterations”) (or, for an interim request, such portion of the Initial Alterations to which the request applies), 2) Tenant's submission to Landlord of invoice(s) for at least the amount of the Construction Allowance (or, for an interim request, such portion of the Construction Allowance as Tenant is then requesting), and 3) a final lien waiver from Tenant's approved contractor and any applicable subcontractors who worked on the Initial Alterations (or, for an interim request, a final lien waiver from all contractors or subcontractors whose work on the Initial Alterations is completed and an interim lien waiver from the remaining contractors or subcontractors); provided, however, that in lieu of making payment of any amount of the Construction Allowance to Tenant, Landlord may, in its discretion, make such payment directly to the applicable contractor or subcontractor without undertaking to complete the any portion of the Tenant Work or continue to make such payments directly to such contractor or subcontractor or to pay any amounts in excess of the Construction Allowance. In the event that Tenant completes the Tenant Work but does not spend the total amount of the Construction Allowance, Tenant may apply any unused amount of the Construction Allowance to the payment of Monthly Base Rent as the same would otherwise become due under the Lease. Except as reimbursed through the Construction Allowance, all costs and expenses associated with the Tenant Work shall be Tenant's responsibility.

4.
Performance of Work. Prior to beginning any work at the Project, Tenant shall provide Landlord with evidence of insurance for the general contractor and subcontractors with commercial general liability $1,000,000 per occurrence from a company licensed in North Carolina and naming Landlord as an additional insured thereon and such other insurance, including, without limitation, workers' compensation, as required by Applicable Law. All persons working at the Premises as hired by Tenant shall be licensed in the State of North Carolina and subject to the reasonable approval of Landlord.

Landlord and Tenant shall each ensure that all work performed by each at the Premises is performed in a good and workmanlike manner and in accordance with all Applicable Laws and in a manner that does not unreasonable disturb other tenants of the Project. Tenant may perform its work at any time (during business hours or outside), but shall perform work that could reasonably disturb other tenants in the Project (such as core drilling) after hours at times reasonably approved Landlord or its property manager.

5.
Punch-list and Possession. Promptly upon (i) completion by Tenant of the Tenant Work per the Design Documents, and (ii) the issuance by the Town of Cary of a certificate of occupancy for the Premises (hereinafter “Substantial Completion”), Landlord shall schedule a mutually agreeable time with Tenant to inspect the Premises and prepare a punch-list setting forth any defects or incomplete work (the “Punchlist”). Tenant shall cause the general contractor to correct and complete any such defects and incomplete items described in the Punchlist within thirty (30) days.

EXHIBIT B-1
SPECIFICATIONS

A.	SERVICE CORE

1.	Stairways as required by code, painted, and in acceptable condition to serve as a connecting stairway.

2.	Electrical, telephone, recycling and janitor rooms on each floor.

3.
Core walls and columns are all clad with dry wall, taped, and sanded. Multi-tenant, corridor, and exterior walls are left exposed on tenant side of wall ready for utilities and sheetrock by the tenant.

4.
Men's and ladies' washrooms on each floor. Finishes are porcelain tile floor with natural stone accents, wall covering, granite counter tops and decorative lighting. Complete to building specifications. Fixtures per code and in compliance for business occupancy.

5.	Water

a.	Two (2) wet columns per floor.

b.	Drinking fountains, with chilled water installed per code

6.	Core doors are stain grade finish, 8' high. Doors for stairwells, electrical, mechanical, janitor, telephone, toilet rooms, etc., all installed.

7.	Expected ceiling heights are anticipated to be 10'10” on first floor and 9'6” on second, third, and fourth floors.

8.	Window treatments - horizontal mini blinds are to be provided by landlord for each exterior window to the tenant ready to be installed-

B.    FLOORS

1.	Concrete floors with toweled finish leveled to tolerance of 1/4 inch of a 10' radius noncumulative.

2.	Design to support a live load of one hundred (100) pounds per square foot.

C.    HVAC

1.	HVAC systems to service cores on floors of Premises.

2.	Approximately fifty two (52) fan-powered boxes are already installed based upon the following ratios.

a.	VAV fan powered perimeter boxes with electric heat - eight (8) per floor installed in tenant spaces.

b.	VAV fan powered boxes with electric heat, one (1) for each floor installed in common areas.

c.	VAV boxes without electric heat: four (4) per floor

3.	HVAC criteria based on the following.

•	Lighting load 1.5 watts per square foot

•	Internal gains 1.0 watts per square foot

•	People 143 usable square feet per person

D.	ACOUSTICS. Code compliant sound insulation in building core areas, e.g., restrooms, mechanical room, etc.
E.     LIGHTING/CEILING

1.	Installed and operating in main lobby, all stairwells, elevator, lobbies, mechanical rooms, utility rooms, other lighting as required by code.

2.
In the Premises, building standard fixtures with 18-cell (277 volt, 3 lamp) parabolic lenses at one (1) per one hundred (100) usable square feet shall be provided by Landlord, in either material delivered to site or as a credit to Tenant. Such credit to be in the amount of $82.75 per building standard fixture for which the credit is taken in lieu of the material.

3.	In the Premises, ceiling grid track and 2x2 flat ceiling tile for each floor is provided by Landlord, in either material delivered to site or as a credit to Tenant.

F.     ELECTRICAL/POWER

1.	Electrical closet on each floor with (2) 75 KVA Transformers and (4) 250/3 Panels for a total of (168) circuits per floor.

2.	System provides minimum of 2.5 watts per usable square foot for lighting and 5.0 watts per usable square foot for receptacles.

G.    LIFE SAFETY. Per building code.

H.	COMMUNICATION SYSTEM. Access to main telephone service is located in the telephone closet on each floor.

I.
FIRE PROTECTION SYSTEM. Sprinkler system capacity is based on light hazard safety occupancy at 14' x 14' (196' per square foot), with maximum at one (1) head, per 225 square feet. Base system is installed, with specific configurations required for occupied space to be paid by Tenant.

EXHIBIT C
SPECIAL PROVISIONS
The following terms and provisions are hereby incorporated into this Lease. Where these Special Provisions conflict with any provision in the body of the Lease, these Special Provisions shall govern.
1)     Monthly Base Rent and Operating Expense Abatement: As a concession to Tenant, Landlord shall grant Tenant a Monthly Base Rent (and Operating Expense) abatement with respect to all of the Monthly Base Rent and Operating Expenses that would otherwise be due for the first four (4) months following the Commencement Date; however, during such month, Tenant shall pay any and all Additional Rent (other than Operating Expenses) in accordance with the terms of the Lease. In the event that Tenant shall be in monetary default under the Lease, following the expiration of any applicable grace, notice or cure periods, the Monthly Base Rent (and Operating Expense) abatement shall be rendered null and void, and the entire unamortized amount of the Monthly Base Rent and Operating Expenses so abated shall become immediately due and payable to Landlord.
2)Monthly Base Rent Escalations: Monthly Base Rent, as described in Section 2.1 of this Lease, shall increase periodically and be due and payable during the Term in accordance with the following schedule.

Months following Commencement Date	Annual Base Rent PSF	Annual Base Rent	Monthly Base Rent
1-4	$0.00*	$0.00*	$0.00*
5-16	$20.90	$1,174,956.20	$97,913.02
17-28	$21.35	$1,200,254.30	$100,021.19
29-40	$21.81	$1,226,114.58	$102,176.22
41-52	$22.28	$1,252,537.04	$104,378.09
53-64	$22.75	$1,278,959.50	$106,579.96
65-76	$23.24	$1,306,506.32	$108,875.53
77-88	$23.74	$1,334,615.32	$111,217.94
89-94	$24.25	$681,643.25 (for 6 months)	$113,607.21

* Subject to the abatement as set forth in Section 1 above.

3)
Tenant's Existing Lease Obligation: Landlord shall pay an amount up to Nine Hundred Fifty-Eight Thousand Three Hundred Seventeen and 23/100 Dollars ($958,317.23) (the “Existing Lease Allowance”) towards Tenant's existing (i) Base Rent (as defined in the Existing Lease) obligations; (ii) the Additional Rent (as defined in the Existing Lease) obligations to the extent that the Additional Rent obligations relate to the reimbursement of Landlord for Tenant's Proportionate Share (as defined in the Existing Lease) of Landlord's Operating Expenses (as defined in the Existing Lease) (the “Operating Expense Additional Rent”); and (iii) charges for electricity up to $0.80 per square foot of the existing premises per year (the “Electric Charges”), each in connection with Tenant's existing Office Lease at 3306 Chapel Hill-Nelson Boulevard by and between Tenant and Highwoods Realty Limited Partnership (“Existing Landlord”) dated October 27, 2004 (the “Existing Lease”). No more often than once a month at least five (5) days prior to the Base Rent and the Operating Expense Additional Rent and the Electric Charges becoming due under the Existing Lease, Tenant shall provide Landlord with notice of the amounts then due and, so long as Tenant is not in monetary default of this Lease, Landlord will remit the same to Existing Landlord up to the monthly maximums set forth below (and in no event more than the Existing Lease Allowance in the aggregate); Tenant shall be responsible for amounts in excess of the monthly maximums or the Existing Lease Allowance, as applicable. Landlord shall have the right to negotiate an early termination of the Existing Lease with Existing Landlord effective at any time after the Commencement Date, and Tenant shall vacate the Existing Premises pursuant to the terms of the Existing Lease upon the negotiated termination (any savings from such termination solely accruing to Landlord). Notwithstanding anything to the contrary contained herein, Tenant shall at all times be responsible for the performance of all the obligations of tenant under the Existing Lease, including, but not limited to, all obligations relating to payment under the Existing Lease, performance of tenant under the Existing Lease, the physical condition of the premises, proper turnover of the premises, over standard charges and year end reconciliations that require additional amounts from Tenant (if a year-end reconciliation attributable to a period during which Landlord has made the applicable rent payment results in a refund to Tenant, the same shall be transferred to Landlord), and Landlord's sole obligation shall be to make the Base Rent and Operating Expense Additional Rent payments as set forth herein.

Months            Landlord's maximum rental obligation
January 1, 2013-May 31, 2013            $49,326.62
June 1, 2013-May 31, 2014                $50,705.62
June 1, 2014-July 31, 2014                $51,608.35

4)
Early Access:    From and after the date that Landlord has provided Tenant with access to the Premises in order to perform Tenant Work, Tenant shall have the right to access the Premises for the purpose of installation of furniture, fixtures, and equipment, and other items necessary for the operation of Tenant's business; provided, however, that Tenant may not interfere with any work required to be performed by Landlord under this Lease. Tenant shall not be obligated to pay Monthly Base Rent or Operating Expenses with respect to such early access. Except as provided herein, such early access shall be under all of the terms and conditions of this Lease.

5)
Option to Renew: During the initial Term hereof and in the event that Tenant: (i) has not committed more than one (1) event of default hereunder at any time during the Term beyond any applicable notice and cure period, (ii) has not assigned this Lease or sublet more than fifty percent (50%) of the Premises, except for a Permitted Transfer, (iii) does not have an existing uncured event of default under this Lease, and (iv) provides written notice to Landlord of its election to exercise the renewal option, which shall be binding on Tenant, at any time prior to the date that is nine (9) months prior to the expiration of the initial Term with respect to the first Renewal Option and the date that is nine (9) months prior to the expiration of the first renewal term with respect to the second Renewal Option (the “Renewal Notice Date”), Landlord hereby grants to Tenant and Tenant shall have two (2) options to renew this Lease for an additional period of sixty (60) months each (each a “Renewal Option”) according to the following terms and conditions:

A.
Landlord and Tenant shall execute an amendment to this Lease which shall provide that all of the terms, conditions, guaranties, rights, obligations and covenants under this Lease shall exist in full force and effect with regard to the Renewal Option, except that: (i) the Term shall be extended for a period of sixty (60) months, (ii) Monthly Base Rent during the Renewal Option Term shall equal the Monthly Base Rent in effect for the last month of the initial Term or the last month of the first Renewal Term, as applicable, escalated by two percent (2.0%), (iii) Tenant's new Monthly Base Rent set forth in (ii) above shall escalate annually on each anniversary of the commencement of such Renewal Term by two percent (2.0%), and (iv) the

Base Expense Stop shall be updated so that the Base Expense Stop reflects the Operating Expenses of the calendar year then being offered to other tenants in the Project (but in no event earlier than the last year of the initial Term with respect to the first Renewal Option or the last year of the first renewal term with respect to the second Renewal Option);

B.	Tenant shall execute such amendment within ten (10) business days from the date Landlord delivers to Tenant execution copies thereof, or this Renewal Option shall automatically terminate; and

C.	Should Tenant not provide Landlord with written notice of its desire to exercise any Renewal Option by the applicable Renewal Notice Date, all Renewal Options shall automatically terminate.

6)
Right of First Refusal within Project: In the event that Tenant: (i) has not committed more than one (1) event of default hereunder at any time during the Term beyond any applicable notice and cure period, (ii) has not assigned this Lease or sublet more than fifty percent (50%) of the Premises, except for a Permitted Transfer, and (iii) does not have an existing uncured event of default under this Lease, during the initial Lease Term Landlord hereby grants to Tenant and Tenant shall have an ongoing right of first refusal (“ROFR”) to lease the second and third floors of the Project (the “Expansion Premises”) under the following terms and conditions:

a.
Landlord shall deliver written notice to Tenant (the “Landlord Notice”) promptly after receiving a bona fide offer (the “Third Party Offer”) to rent the Expansion Premises (whether oral or written) from a potential third-party tenant (the “Third Party”);

b.
Tenant shall respond in writing within seven (7) business days after receipt by Tenant of the Landlord Notice as to whether Tenant desires to accept or reject the ROFR to lease the Expansion Premises that are subject to the Third Party Offer pursuant to the Third Party Offer;

c.
If Tenant (i) rejects the ROFR to lease the Expansion Premises pursuant to the Third Party Offer, (ii) does not respond in writing within seven (7) business days after receipt of the Landlord Notice, or (iii) provides written notice to Landlord that Tenant will not exercise the ROFR, Landlord may lease the Expansion Premises that are subject to the Third Party Offer to the Third Party on substantially the terms set forth in the Landlord Notice. In the event that the negotiations with the Third Party pursuant to the Third Party Offer are terminated prior to the execution of a lease with the Third Party or the terms substantially change from the terms set forth in the Landlord Notice, the ROFR shall, as of the termination of such negotiation or substantial change in the terms, as applicable, again be effective with respect to the Expansion Premises and Tenant shall have seven (7) business days to respond to the next Third Party Offer or substantially changed terms, as applicable. In addition, in the event that any portion of the Expansion Premises shall become vacant and available to lease as a result of the expiration or termination of a lease of any portion of the Expansion Premises (giving effect to any renewal or extension of such lease), Tenant shall have the ROFR with respect to such Expansion Premises;

d.
Should Tenant respond in writing within seven (7) business days after receipt of the Landlord Notice that it wishes to exercise the ROFR and lease the Expansion Premises subject to the Third-Party Offer (such space shall be referred to herein as the “ROFR Space”), Landlord and Tenant shall execute an amendment to this Lease which shall incorporate the ROFR Space into the Premises as defined herein. Such amendment shall provide that all of Landlord's and Tenant's rights, obligations and covenants with respect to the Premises under this Lease shall exist in full force and effect with regard to the newly defined and expanded Premises except that, (i) Tenant's Operating Expenses shall be adjusted to reflect the new SF of the Premises, (ii) the Monthly Base Rent for the ROFR Space shall be the amount set forth in the Third Party Offer, (iii) the Monthly Base Rent for the ROFR Space shall escalate annually by a percentage equal to the percentage increase in Monthly Base Rent set forth in the Third Party Offer, (iv) Tenant's Proportionate Share

(as defined in Section 1(h) of the Lease) shall be increased to reflect the new SF of the Premises, (v) if there are at least three (3) years remaining in the initial Term at the time of occupancy of the ROFR Space, the Term for the existing Premises shall not be affected but the Term with respect to the ROFR Space shall be as set forth in the Third Party Offer, (vi) if there are three (3) years or fewer remaining in the initial Term at the time of occupancy of the ROFR Space, the Term for the entire Premises shall be the longer of (a) the existing Term applicable to the original Premises or (b) the term set forth in the Third Party Offer, and (vii) any abatements or allowances or construction obligations of Landlord applicable to the original Premises shall not be applicable to the ROFR Space, the same being as set forth in the Third Party Offer. If Tenant does not execute such amendment within seven (7) business days after the receipt of same from Landlord, with same executed by Landlord, Tenant shall be deemed to have elected not to lease the Expansion Premises pursuant to the Third Party Offer; and

e.	This ROFR shall automatically expire on the date that is nine (9) months prior to the expiration of the Term (after giving effect to any renewal or extension provided in this Lease).

f.
Notwithstanding anything to the contrary contained herein, the portion of the Expansion Premises located on the second floor of the Project is subject to a superior right of first refusal granted to MModal Services, LTD. (the “Existing ROFR”). The rights granted herein shall at all times be subordinate to the Existing ROFR and only arise if the Existing ROFR is not exercised.

7)
Right of First Refusal on RDU Center IV: In the event that Tenant: (i) has not committed more than one (1) event of default hereunder at any time during the Term beyond any applicable notice and cure period, (ii) has not assigned this Lease or sublet more than fifty percent (50%) of the Premises, except for a Permitted Transfer, and (iii) does not have an existing uncured event of default under this Lease, during the initial Lease Term Landlord hereby grants to Tenant and Tenant shall have a right of first refusal (“RDU IV ROFR”) to lease the contemplated building in the office park in which the Project is located and generally referred to as RDU Center IV (the “RDU IV Expansion Premises”).

Such RDU IV ROFR shall be effective in two distinct time periods, the first such time period is described below and under the following terms and conditions:

a.
Landlord shall deliver written notice to Tenant (the “Pre-LOI Landlord Notice”) while in negotiations for an offer to lease sufficient space within the RDU IV Expansion Premises to commence the construction of such building (the “Pre-LOI Offer”) with a potential third-party tenant (the “Pre-LOI Third Party”) at such time as Landlord, in its judgment, expects that the transaction is viable and realistically possible for the RDU IV Expansion Premises;

b.
Tenant shall respond in writing within fifteen (15) days after receipt by Tenant of the Pre-LOI Landlord Notice as to whether Tenant desires to accept or reject the Pre-LOI Offer to lease the RDU IV Expansion Premises that are subject to the Pre-LOI Offer pursuant to the Pre-LOI Offer;

c.
If Tenant (i) rejects the RDU IV ROFR to lease the RDU IV Expansion Premises pursuant to the Pre-LOI Offer, (ii) does not respond in writing within fifteen (15) days after receipt of the Pre-LOI Landlord Notice, or (iii) provides written notice to Landlord that Tenant will not exercise the RDU IV ROFR, Landlord may lease the RDU IV Expansion Premises that are subject to the Pre-LOI Offer to the Pre-LOI Third Party. In the event that the negotiations with the Pre-LOI Third Party pursuant to the Pre-LOI Offer are terminated prior to the execution of a lease with the Pre-LOI Third Party, the RDU IV ROFR shall, as of the termination of such negotiation, again be effective with respect to the RDU IV Expansion Premises and Tenant shall have fifteen (15) days to respond to the next Pre-LOI Offer;

d.
Should Tenant respond in writing within fifteen (15) days after receipt of the Pre-LOI Landlord Notice that it wishes to exercise the RDU IV ROFR and lease the RDU IV Expansion Premises subject to the Pre-LOI Offer (such space shall be referred to herein as the “Pre-LOI ROFR Space”),

Landlord and Tenant shall execute a new lease, substantially similar to this Lease, but which shall incorporate the Pre-LOI Offer terms and exclude terms exclusive to the original Premises, including, without limitation, rights of first refusal, rights to install the internal staircase, options to renew, allowances and abatements, the number of parking spaces granted, and the right to install the generator. If Tenant does not execute such new lease within seven (7) business days after the receipt of same from Landlord, with same executed by Landlord, Tenant shall be deemed to have elected not to lease the RDU IV Expansion Premises pursuant to the Pre-LOI Offer; and

e.
This RDU IV ROFR shall automatically expire on the earlier of (i) the date that is nine (9) months prior to the expiration of the Term (after giving effect to any renewal or extension provided in this Lease) or (ii) the date that a lease with the Pre-LOI Third Party is entered into.

Additionally, following construction of the RDU IV Expansion Premises, Tenant's RDU IV ROFR shall continue with respect to the RDU IV Expansion Premises as constructed under the terms and conditions generally applicable to the RDU IV ROFR above and subject and subordinate to any rights of first refusal, rights of first offer, expansion rights, reservations of space, or the like granted to the Pre-LOI Third Party under the following terms and conditions:

a.
Landlord shall deliver written notice to Tenant (the “Post-LOI Landlord Notice”) promptly after receiving a bona fide offer (the “Post-LOI Offer”) to rent the RDU IV Expansion Premises (other than those excluded in the foregoing paragraph) (whether oral or written) from a potential third-party tenant (the “Post-LOI Third Party”);

b.
Tenant shall respond in writing within seven (7) business days after receipt by Tenant of the Post-LOI Landlord Notice as to whether Tenant desires to accept or reject the RDU IV ROFR to lease the RDU IV Expansion Premises that are subject to the Post-LOI Offer pursuant to the Post-LOI Offer;

c.
If Tenant (i) rejects the RDU IV ROFR to lease the RDU IV Expansion Premises pursuant to the Post-LOI Offer, (ii) does not respond in writing within seven (7) business days after receipt of the Post-LOI Landlord Notice, or (iii) provides written notice to Landlord that Tenant will not exercise the RDU IV ROFR, Landlord may lease the RDU IV Expansion Premises that are subject to the Post-LOI Offer to the Post-LOI Third Party on substantially the terms set forth in the Post-LOI Landlord Notice. In the event that the negotiations with the Post-LOI Third Party pursuant to the Post-LOI Offer are terminated prior to the execution of a lease with the Post-LOI Third Party or the terms substantially change from the terms set forth in the Post-LOI Landlord Notice, the RDU IV ROFR shall, as of the termination of such negotiation or substantial change in the terms, as applicable, again be effective with respect to the RDU IV Expansion Premises and Tenant shall have seven (7) business days to respond to the next Post-LOI Offer or the substantially changed terms, as applicable. In addition, in the event that any portion of the RDU IV Expansion Premises shall become vacant and available to lease as a result of the expiration or termination of a lease of any portion of the RDU IV Expansion Premises (giving effect to any renewal or extension of such lease), Tenant shall have the RDU IV ROFR with respect to such RDU IV Expansion Premises;

d.
Should Tenant respond in writing within seven (7) business days after receipt of the Post-LOI Landlord Notice that it wishes to exercise the RDU IV ROFR and lease the RDU IV Expansion Premises subject to the Post-LOI Offer (such space shall be referred to herein as the “Post-LOI ROFR Space”), Landlord and Tenant shall execute a new lease, substantially similar to this Lease, but which shall incorporate the Post-LOI Offer terms and exclude terms exclusive to the original Premises, including, without limitation, rights of first refusal, rights to install the internal staircase, options to renew, allowances and abatements, the number of parking spaces granted, and the right to install the generator. If Tenant does not execute such new lease within seven (7) business days after the receipt of same from Landlord, with same executed by Landlord, Tenant shall be deemed to have elected not to lease the RDU IV Expansion Premises pursuant to the Post-LOI Offer; and

e.	This RDU IV ROFR shall automatically expire on the date that is nine (9) months prior to the expiration of the Term (after giving effect to any renewal or extension provided in this Lease).

8)
Design Allowance: In addition to the other allowances granted herein, Landlord shall provide Tenant with a Zero and 20/100 Dollars ($0.20) per SF test fit allowance totaling Eleven Thousand Two Hundred Forty-Three and 60/100 Dollars ($11,243.60) for one (1) floor, to be applied to the initial design of the Premises within thirty (30) days after satisfactory invoices and a copy of such initial design being delivered to Landlord.

9)
Relocation Allowance: In addition to the other allowances granted herein, Landlord shall provide Tenant with a Two and no/100 Dollars ($2.00) per SF relocation allowance totaling One Hundred Twelve Thousand Four Hundred Thirty-Six and no/100 Dollars ($112,436.00) to be applied to Tenant's costs of relocating to the Premises within thirty (30) days after satisfactory invoices being delivered to Landlord.

10)
Optional Allowance: In the event that Tenant: (i) has not committed an event of default hereunder at any time during the Term beyond any applicable notice and cure period and (ii) is in compliance with the terms of the Lease, Tenant shall have a one-time right to request an additional allowance as provided herein on or before April 30, 2013. If requested by Tenant in writing prior to the date on which the Design Documents are approved, but in no event after April 30, 2013, after which date the Optional Allowance shall no longer be available to Tenant, Landlord shall within ninety (90) days of the request being made by Tenant provide Tenant with up to Ten and no/100 Dollars ($10.00) per SF totaling a maximum of Five Hundred Sixty-Two Thousand One Hundred Eighty and no/100 Dollars ($562,180.00) optional allowance that may be used by Tenant in Tenant's discretion (the amount so requested the “Optional Allowance”). Notwithstanding anything to the contrary contained herein, Monthly Base Rent shall be increased for each month of the initial Term by an amount equal to the Optional Allowance amortized over the initial Term at a rate of eight percent (8.0%) per annum.

11)
Internal Staircase: In the event that Tenant leases premises on the third floor of the Project at any time during the initial Term, Tenant may-at Tenant's sole cost and expense and subject to Landlord's reasonable approval and the other provisions of this Lease relating to Alterations or Initial Alterations, as applicable-construct and install an internal staircase between the 3rd and 4th floors within the Premises during the initial Term (the “Internal Staircase”). In the event that Tenant does not exercise the first Renewal Option in accordance with the terms of this Lease, Tenant shall remove the Internal Staircase and restore the Premises to its original condition, reasonable wear and tear excepted, by the expiration or earlier termination of this Lease in accordance with the provisions of this Lease relating to such restoration. In the event that Tenant does exercise the first Renewal Option in accordance with the terms of this Lease, the Internal Staircase shall become the property of Landlord as of the expiration or earlier termination of this Lease and shall be delivered up to Landlord with the Premises.

12)	Operating Expense Exclusions: Operating Expenses shall not include the following:

a.
wages, salaries or fringe benefits paid to any employees at or above the grade of building manager, or where employees devote time to properties other than the building of which the Premises is a part, the portion properly allocated to such other properties;

b.	leasehold improvements made for a specific tenant which improvements are not generally beneficial to all tenants in the Project;

c.	costs incurred in connection with the making of repairs or replacements which are the obligation of another tenant or occupant of the Project;

d.	brokerage fees or commissions;

e.
financing and refinancing costs in respect of any mortgage or security interest placed upon the Project or any portion thereof, including payments of principal, interest, finance or other charges, and any points and commissions in connection therewith;

f.	costs (including, without limitation, attorneys' fee' and disbursements) incurred in connection with any judgment, settlement or arbitration award resulting from any tort liability;

g.	rent or other charges payable under any ground or underlying lease;

h.	costs of any item which are reimbursed to Landlord by other tenants or third parties, or which are properly chargeable or attributable to a particular tenant or particular tenants;

i.
costs incurred in connection with Landlord's preparation, negotiation, dispute resolution and/or enforcement of leases, including court costs and attorneys' fees and disbursements in connection with any summary proceeding to dispossess any tenant, or incurred in connection with disputes with prospective tenants, employees, consultants, management agents, leasing agents, purchasers or mortgagees;

j.	costs of any additions to or expansions of the Project;

k.
costs of repairs, restoration or replacements occasioned by fire or other casualty to the extent reimbursed by the insurance maintained by Landlord whose premiums are Operating Expenses or caused by the exercise of the right of eminent domain;

l.
any costs in the nature of fees, fines or penalties arising out of Landlord's breach of any obligation (contractual or at law and including, without limitation, costs, fines, interest, penalties and costs of litigation incurred as a result of late payment of taxes and/or utility bills), including attorney's fees related thereto;

m.
costs associated with operating the entity which constitutes Landlord, as the same are distinguished from the costs of operation of the Project, including partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord's interest in the Building, costs (including attorneys' fees and costs of settlement judgments and payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims, litigation or arbitration pertaining to Landlord's ownership of the Project;

n.	any charitable or political contributions;

o.
cost of any capital improvements to the Project, except for such costs relating to capital improvements or other costs incurred in connection with the Project (i) which are intended to effect economies in the operation or maintenance of the Project, or any portion thereof, (ii) that are required to comply with present or anticipated conservation programs, (iii) which are replacements or modifications of nonstructural items located in the common areas of the Project, (iv) that are required under any governmental law or regulation (or modification or such law or regulation) which goes into effect after the Commencement Date, or (v) which Landlord determines, in its reasonable discretion are necessary to enhance and improve security at the Project. All such capital improvements and costs must be capitalized by Landlord under commercially reasonable accounting principles and the amortized portion of such cost passed through to Tenant as an Operating Expense;

p.	any costs expressly excluded from Operating Expenses elsewhere in this Lease;

q.	advertising and promotional expenditures, and costs of signs in or on the Project identifying the owner of the Project, or other tenants' signs;

r.	costs arising from the negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services;

s.
the costs and expenses incurred in leasing equipment or systems, the cost of such equipment or systems which would ordinarily constitute a capital expenditure if the equipment or systems were purchased (but such costs may constitute Operating Expenses as set forth above with respect to certain capital expenditures);

t.	depreciation, amortization, principal and interest payments on any mortgages;

u.
amounts paid to Landlord or subsidiaries or affiliates of Landlord for services rendered to the Project to the extent such amounts exceed the competitive costs for delivery of such services were they not provided by such related parties;

v.	the purchase or rental price of any sculpture, paintings or other object of fine art, whether or not installed in, on or upon the Project;

w.	costs of correcting latent defects in the original construction of the Project;

x.
Landlord's general corporate overhead and general administrative expenses, except to the extent included in the property management services that are capped in the parenthetical clause in Section 5.1 of this Lease;

y.
costs incurred to comply with applicable laws relating to the removal of Hazardous Substances (as defined in Section 7.1 of this Lease) from the Project (except such exclusion shall not affect Tenant's liability for the removal of any Hazardous Substances in accordance with Section 7 of this Lease);

z.	reserves for Operating Expenses not yet incurred;

aa.	replacements of structural components of the Project and Project foundation; or

ab.	costs incurred to comply with any applicable laws relating to the condition of the Project to the extent such non-compliance of law existed on the Commencement Date.

13)
Changes in Services Provided: If, in any calendar year (a “Subsequent Year”) following the calendar year 2013 (the “Base Expense Year”), a new expense item that is not a reasonable substitute or replacement for or the evolution of an existing expense item and is not related to the actual operating expenses necessary to run the Project, is included in Operating Expenses which was not included in the Base Expense Year Operating Expenses, then the cost of such new item shall be added to the Base Expense Stop for purposes of determining the Additional Rent payable under Section 5 of this Lease for such Subsequent Year. During each Subsequent Year, the same amount shall continue to be included in the computation of Operating Expenses for the Base Expense Stop, resulting in each such Subsequent Year Operating Expenses only including the increase in the cost of such new item over the Base Expense Stop, as so adjusted. However, if in any Subsequent Year thereafter, such new item is not included in Operating Expenses, no such addition shall be made to Base Expense Stop. Conversely, as reasonably determined by Landlord, when an expense item that was originally included in the Base Expense Year Operating Expenses is, in any Subsequent Year, no longer included in Operating Expenses and no new expense item that is a reasonable substitute or replacement for or the evolution of such existing expense item has replaced it, then the cost of such item shall be deleted from the Base Expense Stop for purposes of determining the Additional Rent payable under Section 5 of this Lease for such Subsequent Year. The same amount shall continue to be deleted from the Base Expense Stop for each Subsequent Year thereafter that the item is not included. However, if such expense item is again included in the Operating Expenses for any Subsequent Year, then the amount of said expense item originally included in the Base Expense Year Operating Expenses shall again be added back to the Base Expense Stop.

14)
Cap on Controllable Expenses. Notwithstanding anything to the contrary contained in Section 5 of this Lease, the aggregate “Controllable Expenses” (as hereinafter defined) included in Operating Expenses in any calendar year after the Base Expense Year shall not increase by more than five percent (5%) on an annual basis, over the actual aggregate Controllable Expenses included in Operating

Expenses for any preceding calendar year (including the Base Expense Year). For purposes of this paragraph, “Controllable Expenses” shall mean all Operating Expenses except: (a) insurance carried by Landlord with respect to the Project and/or the operation thereof; (b) costs of capital expenditures which constitute Operating Expenses under Section 5.1 of this Lease; (c) wages, salaries and other compensation and benefits paid to Landlord's employees, agents or contractors engaged in the operation, maintenance (including, but not limited to, janitorial and cleaning services) or security of the Project, to the extent such wages, salaries and other compensation are incurred as a result of union labor or government mandated requirements including, but not limited to, prevailing wage laws and similar requirements; (d) utility expenses relating to the Project; and (e) Taxes.

15)
Operating Expense Audit: Tenant shall have the right, at its own cost and expense, to audit or inspect Landlord's records (but not more than once in any calendar year) with respect to Operating Expenses (the “Right to Audit”). Tenant shall give Landlord not less than thirty (30) days prior written notice of its intention to exercise its Right to Audit and such written notice must arrive within ninety (90) days of Tenant's receipt of the Statement from Landlord for the year in question, after which time said Right to Audit shall automatically expire; provided, that if Tenant elects to audit the Operating Expenses pursuant to the preceding sentence and finds an error with respect to a particular item, Tenant shall have the right to audit the previous two (2) years of Operating Expenses with respect to such item. Landlord shall reasonably cooperate with Tenant during the course of such audit, which shall be conducted during normal business hours in Landlord's office. Landlord agrees to make such personnel available to Tenant as is reasonably necessary for Tenant, or for Tenant's employees or agents to conduct such audit. Tenant shall complete the audit and present any disputed charges to Landlord, in writing, within three (3) months of commencing such audit. If Tenant fails to complete the audit and present any disputed charges to Landlord within the foregoing three (3) month period, then Tenant shall forfeit any rights to claim a refund, rebate, or return of the Operating Expenses set forth in the Statement. If, following Landlord's receipt of the audit and any disputed charges (the “Report Date”), Landlord disputes the findings contained therein, and Landlord and Tenant are not able to resolve their differences within thirty (30) days following the Report Date, the dispute shall be resolved by binding arbitration as follows: Landlord and Tenant shall each designate an independent certified public accountant, which shall in turn jointly select a third independent Certified Public Accountant (the “Third CPA”). The Third CPA, within thirty (30) days of selection, shall, at Tenant's sole expense, audit the relevant records and certify the proper amount within. That certification shall be final and conclusive. If the Third CPA determines that the amount of Operating Expenses billed to Tenant was incorrect, the appropriate party shall pay to the other party the deficiency or overpayment, as applicable, within thirty (30) days following delivery of the Third Party CPA's decision, without interest. Tenant agrees to keep all information thereby obtained by Tenant confidential and to obtain the agreement of its CPA and Third CPA to keep all such information confidential. Notwithstanding anything herein to the contrary, if such certification by the Third CPA indicates that a refund owing Tenant exceeds the aggregate amount properly payable by Tenant pursuant to the terms of this Lease by five percent (5%) or more, then Landlord shall reimburse Tenant at such time any reasonable out-of-pocket audit expenses; provided, however, that in no event shall Landlord be required to reimburse Tenant for any cost and expense in excess of $5,000.00 per each year included in the applicable audit.

16)
Compliance with Laws: Landlord shall maintain and operate the common areas and the other portion of the Project not occupied by tenants in compliance with all applicable Laws. Landlord shall be responsible for causing all common areas of the Project to comply with fire and life safety requirements as required by Law. Landlord also shall be responsible for removal of barriers in the common area of the Project to the extent Landlord or an appropriate government authority determines that such removal is required pursuant to Title III of Americans with Disabilities Act of 1990 (“ADA”) unless the need for such removal is caused by the particular use of the Premises by Tenant or Initial Alterations or Alterations initiated or constructed by Tenant. Tenant shall be responsible, at its sole cost and expense, for making any changes or modifications required by the ADA as a result of Tenant's particular use of the Premises or Alterations or Initial Alterations initiated or constructed by Tenant.

17)
Parking: Throughout the Term, Tenant shall be provided with a minimum of four (4) unreserved parking spaces on the Project per 1,000 rentable square feet of the Premises and reserved covered spaces under the Project in a ratio of one (1) parking space per 3,400 SF of space then under lease, in a location assigned by Landlord. Tenant's use of such parking spaces shall be subject to such reasonable uniform rules and regulations that Landlord may adopt for all tenants of the Project.

18)	Intentionally Deleted.

19)
Generator Pad: Tenant may-at Tenant's sole cost and expense and subject to Landlord's reasonable approval and the other provisions of this Lease relating to Alterations or Initial Alterations, as applicable- install an emergency generator for the Premises in the location indicated on Exhibit C-1 or such other location as is mutually agreed to by Landlord and Tenant. Tenant shall be solely responsible for the maintenance and operation of the generator and any screening or ancillary infrastructure or connection to the Project's electrical system. Tenant shall have the right to remove the generator system from the Project on or prior to the expiration of the Term; provided, however, that Tenant shall promptly repair any damage to the Project caused by such removal and restore the property on which the generator was located to substantially the condition existing prior to its installation.

20)
Landlord's Representation. As of the Lease Date, Landlord represents and warrants that the Project is zoned “ORD” by the Town of Cary and that office, business, and professional uses are allowed under such zoning, subject to the Town of Cary Land Development Ordinance as the same may be modified from time to time. Tenant is attempting to obtain a zoning certification letter from the Town of Cary to assure itself that its intended use of the Premises complies with the Town of Cary Land Development Ordinance. In the event that such letter is not received prior to the execution of this Lease by Landlord and Tenant, this Lease and the obligations of both parties shall be subject to and contingent on the receipt of such letter. Landlord shall have the right but not the obligation to pursue the obtaining of such letter on behalf of Tenant.

EXHIBIT C-1

EXHIBIT D
RULES & REGULATIONS
Landlord shall control and operate the common areas, and the facilities furnished for the common use of tenants in such manner as Landlord deems best for the benefit of the tenants generally. Adherence to the rules and regulations listed below will aid in each tenant's full use and enjoyment of the common areas.
A. The common areas of the property shall not be obstructed by Tenant or used for any purpose other than ingress and egress to and from Tenant's Premises. No tenant shall permit the visit to its Premises of persons in such number or under such conditions to interfere with the use by other tenants of the common areas.

B.	Outside storage of any kind is strictly prohibited without Landlord's written consent.

C.
Tenant, its servants, agents, invitees, employees and/or licensees shall only park on or utilize parking and loading areas directly related to such Tenant's premises. No parking space shall be designated reserved or marked for special use without Landlord's written consent. Tenant shall not park in a manner which would block or restrict the access of other tenants to their leased premises.

D.
Tenant will not inscribe, affix or otherwise display signs, advertisements or notices in, on, or behind any windows, walls, doors, partitions or other part of the exterior of the property without prior written consent of Landlord. Any sign of a temporary nature will not be permitted.

E.	Tenant will not attach or place awnings, antennas, satellites or other projections on the outside walls or any exterior portion of the property without prior written consent of Landlord.

F.
No curtains, blinds, shades or screens will be attached to, hung in or used in connection with any window or door of the Premises unless previously approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

G.	Tenant shall not receive, store or otherwise handle any product, material or merchandise which is explosive or highly flammable without prior written consent of Landlord.

H.
Tenant shall not permit nor take any action that would constitute a nuisance or would disturb or endanger any other tenants of the property or unreasonably interfere with their use of their respective premises.

I.
The plumbing facilities will not be used for any purpose other than that for which they are constructed, and no foreign substance of any kind will be disposed into them. The cost and expense of any breakage, stoppage, damage or excessive usage resulting from a violation of this provision by Tenant, its employees, agents or invitees will be borne by Tenant.

J.	Tenant agrees that the point pressure resulting from Tenant's racking system, inventory, forklifts and/or equipment shall not exceed allowable design floor loading for the floor slabs in the Premises.

K.	Tenant will not permit the Premises to be used for any purpose or in any manner that would render the insurance thereon void or the insurance risk more hazardous.

L.
Tenant shall comply with all governmental laws, ordinances and regulations applicable to the operation of its business in the Premises and to the use of the Premises and shall promptly comply with all governmental orders and directives for the correction, prevention and abatement of nuisances in or upon, or connected with, the Premises, all at Tenant's sole cost and expense.

M.
Tenant shall not allow smoking in the Premises or elsewhere in the Project. Smoking is allowed in designated areas outside of the Project only. Landlord reserves the right to relocate smoking areas from time to time.

N.	Tenant shall comply with Landlord's standard move-out policy upon vacating the Premises.